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                                                                    Exhibit 99.1

PD LOGO

                                                           For Immediate Release
                                                       Media:      Peter J. Faur
                                                                  (602) 366-7993
                                                 Investors:   Stanton K. Rideout
                                                                  (602) 366-8589

             Phelps Dodge Corp. Annual Meeting Date Moved to May 23

PHOENIX, April 14, 2003 -- The Board of Directors of Phelps Dodge Corp. (NYSE:PD) today rescheduled the company's annual meeting from May 1 to May 23. The meeting will take place at 8 a.m. MST at the Phoenix Art Museum, 1625 N. Central Ave. Only shareholders of record at the close of business April 21 will be entitled to vote at the meeting, the company said.

The board took the action to ensure sufficient time in advance of the meeting for the company's 2002 annual report and proxy statement to be delivered to shareholders. The company postponed filing its Annual Report on Form 10-K for the year ended December 31, 2002, from March 31 until today. Phelps Dodge did so to incorporate changes in response to comments from the U.S. Securities and Exchange Commission staff resulting from a routine and ordinary course review of the company's previous public filings.

While the net effects of the changes were positive in certain prior periods and negative in others, the cumulative adjustments resulting from the changes increased retained earnings by $22.9 million at December 31, 2001, the company said. The adjustments lowered Phelps Dodge's net loss to $338.1 million for 2002 instead of the previously announced $341.6 million.

Phelps Dodge Corp. is the world's second-largest producer of copper, a world leader in the production of molybdenum, the largest producer of molybdenum-based chemicals and continuous-cast copper rod, and among the leading producers of magnet wire and carbon black. The company's two divisions, Phelps Dodge Mining Co. and Phelps Dodge Industries, employ approximately 13,500 people in 27 countries.